EXHIBIT 99.1
WSI Industries Reports Second Quarter Results
March 25, 2010—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2010 second quarter ending February 28, 2010 of $4,060,000 versus the prior year amount of $4,001,000. Year-to-date sales for the six months ended February 28, 2010 totaled $8,314,000 versus $10,037,000 in the prior year. The Company recorded net income of $28,000 or $.01 per diluted share in the fiscal 2010 second quarter as compared to a net loss of $307,000 or $.11 per diluted share in the prior year quarter. For the year-to-date period ended February 28, 2010 the Company’s net income totaled $132,000 or $.05 per diluted share as opposed to a net loss of $206,000 or $.07 per diluted share in the prior year-to-date period.
Michael J. Pudil, chief executive officer, commented: “We are encouraged by our bottom line results in our fiscal 2010 second quarter. Our net income of $28,000 versus the prior year loss on similar sales volumes can be attributed in part to the steps we have taken over the past year to streamline our cost structure.” Pudil went on to say: “Our overall sales remain mixed. We had some encouraging signs in our fiscal second quarter with our ATV and Motorcycle business which experienced an increase in sales over the prior year quarter, but our total sales were hampered by lower sales from our energy sector.”
Benjamin Rashleger, president and chief operating officer, added: “We continue to remain focused on executing our strategy to expand our business. We recently announced the addition of Lars Ossmo as a business development manager with our sales and marketing group. Mr. Ossmo’s primary responsibility will be to find new sales opportunities for WSI and, with his addition, we now have five individuals on our sales and business management team. We are confident that we have the right balance of people to best allow us to focus on generating new opportunities for WSI, as well as take care of our existing customer base.” Rashleger continued: “It is critical at this time of economic uncertainty to remain diligent in our business development efforts and to promote an environment focused on growth while providing a wide range of tools to our business development managers to aid in their search for new business opportunities. We are making good progress in revamping our branding and marketing communication strategy, and our intention is to develop a brand platform that will put WSI at the forefront of our industry. Included in our marketing and branding strategy is a complete redesign of our website to make it current with the latest technologies, as well as to better communicate and promote our key strengths, values and capabilities. We anticipate our new site will be launched in the next few months.” Rashleger concluded: “Coinciding with our new business objectives is a continued focus on operational excellence. We are consistently evaluating and working to improve our internal systems and processes to insure we are providing a superior value to our customers.”
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.
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For additional information:
Michael J. Pudil (CEO), Benjamin Rashleger (President) or Paul D. Sheely (CFO) 763-295-9202
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Second quarter ended		First six months ended
	February 28,	March 1,	February 28,	March 1,
	2010	2009	2010	2009
Net Sales	$4,060	$4,001	$8,314	$10,037
Cost of products sold	3,402	3,809	6,874	9,019

Gross margin	658	192	1,440	1,018

Selling and administrative expense	531	558	1,061	1,140
Interest and other income	(9)	(4)	(17)	(10)
Interest and other expense	92	117	190	210

Profit (loss) from operations before income taxes	44	(479)	206	(322)
Income taxes	16	(172)	74	(116)

Net earnings (loss)	$28	$(307)	$132	$(206)

Basic earnings (loss) per share	$0.01	$(0.11)	$0.05	$(0.07)

Diluted earnings (loss) per share	$0.01	$(0.11)	$0.05	$(0.07)

Weighted average number of common shares	2,800	2,789	2,797	2,787

Weighted average number of dilutive common shares outstanding	2,800	2,789	2,797	2,787
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	February 28,	March 1,
	2010	2009
Assets:
Total Current Assets	$8,188	$7,974
Property, Plant, and Equipment, net	6,991	8,044
Intangible Assets	2,915	3,005

Total Assets	$18,094	$19,023

Liabilities and Shareholders’ Equity:
Total current liabilities	$4,394	$3,884
Long-term debt	4,445	6,264
Shareholders’ equity	9,255	8,875

Total Liabilities and Shareholders’ Equity	$18,094	$19,023